Exhibit 99.1

CytoDyn Announces Acquisition of Pro 140

Portland, Oregon, October 17, 2012—CytoDyn Inc. (“CytoDyn”) (OTC QB: CYDY), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses, announced today that it has completed the acquisition of Pro 140, an experimental humanized monoclonal antibody (mAb) targeting the CCR5 receptor for the treatment and prevention of HIV, from Progenics Pharmaceuticals, Inc. of Tarrytown, NY. Pro 140 is a late Stage II clinical development mAb with demonstrated anti-viral activity in HIV-infected subjects. Today’s payment of $3.5 million transfers ownership of the technology and associated intellectual property from Progenics to CytoDyn, as well as approximately 25 million mg of bulk drug substance. The agreement with Progenics calls for two future milestone payments upon commencement of a Phase III clinical trial ($1.5 million) and the first new drug application approval ($5.0 million), as well as royalty payments of 5 percent of net sales upon commercialization.

“CytoDyn is a company focused on the development of monoclonal antibodies for the treatment of immune deficiency viruses. Pro 140 is the most advanced cell-specific monoclonal antibody to date being tested for the treatment of HIV. This makes it a perfect fit for our company. We believe that Pro 140 represents an entirely new approach to treating HIV. We are excited about taking it forward through the next stages of clinical development,” said Dr. Nader Pourhassan, CytoDyn’s interim President and CEO.

Dr. Richard Trauger, CytoDyn’s Chief Scientific Officer, commented, “Pro 140 is part of an exciting new class of HIV therapies known as entry inhibitors. It has been reported to produce the largest single-dose HIV RNA reductions reported to date. Future studies are planned to explore its activity in HIV-infected people either in combination with the current HAART regimens or as a monotherapy in those who cannot tolerate antiviral drugs. In addition, due to its unique mechanism of action, Pro 140 may be useful as a pre-exposure (PrEP) and/or post-exposure (PEP) prophylaxis agent. We are looking forward to re-initiating clinical development in FDA approved clinical studies to explore all of the potential uses of Pro 140.”

The Company

CytoDyn is a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses and other antibody applications. Its proprietary drug candidate Cytolin(R) is a monoclonal antibody that binds to CD11a, a cellular antigen that is a component of the cellular adhesion molecule LFA-1. CytoDyn intends to explore the clinical development of Cytolin(R) for persons infected with the Human Immunodeficiency Virus (“HIV”) to determine if it could perturb the natural course of HIV infection. CytoDyn recently completed a humanized antibody construct of Cytolin(R), filed a provisional patent for its use, and manufacturing discussions are underway. In addition, CytoDyn is exploring the possible application of its existing proprietary monoclonal antibody for the treatment of Feline Immunodeficiency Virus (“FIV”), a retroviral infection in cats. CytoDyn recently filed for a provisional patent for the use of these antibodies as well as selected small molecule antagonists and agonists for the treatment of FIV, and filed an application for registration of the trademark CytoFeline, intended for use in conjunction with veterinary preparations for the treatment of FIV. For more information about Cytolin(R), CytoFeline(TM) and CytoDyn please go to www.cytodyn.com.

Forward-Looking Statements

This press release includes forward-looking statements and forward-looking information within the meaning of United States securities laws. These statements and information represent CytoDyn’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond CytoDyn’s control. These factors could cause actual results to differ materially from such forward-looking statements or information. The words “believe,” “estimate,” “expect,” “intend,”

“attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. CytoDyn disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or forward-looking information.

While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; future clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, fail to gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development may reduce the commercial potential of our products; CytoDyn, our collaborators or others may identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, or other adverse events.

We are also subject to additional risks and uncertainties, including risks associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; and risks that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity. There are also substantial risks arising out of our need to raise additional capital to develop our products and satisfy our financial obligations; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; the highly competitive nature of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission.

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